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                                                                  EXHIBIT 10.44

                            FORM OF LETTER AGREEMENT


September 20, 2001

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Dear __________,

As you know, ICG's business plan has changed significantly over the last six months. Additionally, business conditions in our industry have changed in the last year, leading to staff reductions in many Internet companies, including ICG. We recognize the uncertainty and anxiety that these position eliminations create for the valued employees who were retained and are needed for our future success.

To help minimize any financial insecurity you or your family may feel in view of our recent restructurings and to acknowledge the value that ICG places upon your commitment, dedication, and hard work, I am pleased to confirm a severance package that will be made available to you should you be terminated other than for cause prior to December 31, 2005. A summary of these severance benefits is listed below:

         - SEVERANCE PAY - ICG will pay you at the date of termination of employment a lump sum payment equal to 18 months of base salary plus target bonus at the rate existing at termination of employment.

         - ANNUAL BONUS - ICG will pay you at the same time, under the same terms and conditions as other employees, a pro-rated bonus for service through your termination date, based on your individual performance and ICG's performance for that period as determined by the Board of Directors.

         - EMPLOYEE BENEFITS - ICG will continue to provide you and your family medical and dental insurance at the same percent of premium payment existing at the time of termination until the earlier of (A) 18 months after termination of employment; or
                  (B) your eligibility for any of these benefits under another employer's or spouse's employer's plan.

         - OUTPLACEMENT - ICG will provide you career counseling until the earlier of (A) 12 months after termination of employment; or (B) your employment with a subsequent employer.

         - EQUITY - ICG Management will recommend to the Compensation Committee of the Board of Directors that your stock options and restricted stock be subject to the better of the following: (A) credit for an additional 12 months service (compared to your actual service with ICG); or (B) application of the terms of the relevant option or restricted
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                  stock agreement. Such options shall be exercisable after your termination of employment to the earlier of 1) twenty-four months or 2) 12 months after the ICG share price is maintained at $10 for 20 trading days

         - PROMISSORY NOTE ("NOTE") - If the value of the ICG shares securing the Note held by you on the date of involuntary termination without cause are valued at less than the balance due on the Note ("Balance"), ICG shall 1) accelerate the vesting of some or all of the restricted stock that secures the Note and 2) forgive some or all of the Balance.

                  The amount of vesting acceleration (up to 100% acceleration of unvested restricted stock securing the Note) and Balance forgiveness (up to 100% of the Balance) will be an amount that allows the employee to repay the Balance and/or any personal income taxes due to Balance forgiveness. The employee will be required to apply up to 100% of the proceeds (either from open market sale or repurchase by ICG) of secured restricted stock transactions to the Balance and/or the withholding taxes due to ICG.

         - CHANGE IN CONTROL - In the event of an involuntary termination caused by a change in control as defined in the summary plan description, you will receive 100% acceleration of all equity grants. The term to exercise any option grant shall be extended to the remaining term of the option.

         - RELEASE - Availability of these severance benefits will be conditioned upon your executing, and not rescinding or breaching, upon termination of employment a release of liability in a form acceptable to ICG. If you elect not to sign a release of liability, you will be eligible for the standard severance package applicable at that time. That package currently consists of one month's pay plus two week's pay per year of completed service and paid medical and dental insurance for you and your family for the standard severance period.

         We trust that our commitment to protect the financial security of you and your family will strengthen your loyalty to ICG. Our sincere belief is that the current ICG team, including you, is outstanding and will drive our success against the new business plan. This success will provide meaningful financial rewards to our shareholders and employees.

         This letter is not intended to modify your status as an at-will employee of ICG and all other employment terms and conditions remain the same.

         Sincerely,


         -------------------------

         Title: ------------------

         cc: employee file